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                                                                 Exhibit 5

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                    [Letterhead of Cahill Gordon & Reindel]


                                January 2, 1996


      Prudential Securities Incorporated
      One Seaport Plaza
      New York, New York  10292


                        Re:   National Equity Trust,
                              Low Five Portfolio Series 4


      Gentlemen:

                  We have acted as special counsel for you as
            Depositor of the National Equity Trust, Low Five Portfolio Series 4 (the "Trust"), in connection with the issuance under the Trust Indenture and Agreement, dated April 25, 1995, and related Reference Trust Agreement, dated January 2, 1996 (such Trust Indenture and Agreement and Reference Trust Agreement collectively referred to as the "Indenture"), among you, as Depositor and United States Trust Company of New York, as Trustee, of units of fractional undivided interest in said Trust (the "Units") comprising the Units of National Equity Trust, Low Five Portfolio Series 4. In rendering our opinion expressed below, we have relied in part upon the opinions and representations of your officers and upon opinions of counsel to Prudential Securities Incorporated.

                  Based upon the foregoing, we advise you that, in
            our opinion, when the Indenture has been duly executed and delivered on behalf of the Depositor and the Trustee and when the Receipt For Units evidencing the Units has been duly executed and delivered by the Trustee to the Depositor in accordance with the Indenture, the Units will be legally issued, fully paid and nonassessable by the Trust, and will constitute valid and binding obligations of the Trust and the Depositor in accordance with their terms, except that enforceability of certain provisions thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors generally and by general equitable principles.


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                                    -2-


                  We hereby consent to the filing of this opinion
            as an exhibit to the Registration Statement (File No. 33-64381) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and the related Prospectus.

                                          Very truly yours,

                                          Cahill Gordon & Reindel